Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-145845

December 30, 2008

BARCLAYS

GULFX

# Barclays Middle East Equities (MSCI GCC) Non Exchange Traded Notes

## Linked to the MSCI Gulf Cooperation Council (GCC) Countries ex-Saudi Arabia Net Total Return Index℠

### Barclays Middle East Equities (MSCI GCC) Non Exchange Traded Notes (GULFX)

| | |
|---|---|
| Bloomberg Ticker | GULFX |
| IIV Ticker | None |
| Primary Exchange | None |
| CUSIP | 06738R874 |
| Yearly Fees | 0.89% [1] |
| Inception Date | April 28, 2008 |
| Maturity Date | April 28, 2038 |
| Index | MSCI Gulf Cooperation Council (GCC) Countries ex-Saudi Arabia Net Total Return Index℠ |
| Coupon | None |

### Issuer Details

Barclays Bank PLC long-term, unsecured obligations*

| | |
|---|---|
| S&P Rating | AA- |
| Moody's Rating | Aa1 |

*The Barclays ETNs are not rated, but rely on the ratings of their issuer, Barclays Bank PLC. Credit ratings are subject to revision or withdrawal at any time by the assigning rating organization, which may have an adverse effect on the market price or marketability of the Barclays ETNs.

### Overview

Over the past few years the Gulf Cooperation Council ("GCC") economies, including Saudi Arabia, have seen a 7.3% growth in their GDP, compared to the 4.6% growth in GDP experienced by the rest of the world.[1] Although the GCC economies are growing rapidly and continue to develop their capital markets, investors have had limited access to transparent and cost effective exposure to the equity markets of the GCC countries. The Barclays Middle East Equities (MSCI GCC) Non Exchange Traded Notes provide investors with the first investment vehicle linked to MSCI's institutional quality benchmark for the Gulf region.

### MSCI Gulf Cooperation Council (GCC) Countries ex-Saudi Arabia Net Total Return Index℠ ("MSCI GCC Index")

The MSCI GCC Index is designed to represent the equity markets of Bahrain, Kuwait, Oman, Qatar, and the United Arab Emirates, which are known collectively (along with Saudi Arabia) as the GCC countries. The GCC Ex Saudi Arabia countries represent over 66% of the MSCI Frontier Markets Index, which was recently launched to cover countries outside of MSCI's developed and emerging market indices.[2] These five countries would represent 3.5% of the emerging markets universe if they were added to that benchmark.[2] The MSCI GCC Index is designed to measure the market performance, including price performance and income from dividend payments, of equity securities in each of these countries. The Barclays Middle East Equities (MSCI GCC) Non Exchange Traded Note tracks the total return of the index.

[1] Source: IMF, Barclays Capital

[2] Source: MSCI (as of 3/31/08)

### Top 10 Index Holdings

| Name | Country | Index Weight |
|---|---|---|
| Mobile Telecom Co. | KW | 11.99% |
| Kuwait Finance House | KW | 9.21% |
| Emaar Properties | AE | 7.55% |
| National Bank of Kuwait | KW | 6.83% |
| Qatar Industries | QA | 4.14% |
| DP World | AE | 3.34% |
| Nat'l Ind Grp Hold | KW | 3.09% |
| Nat'l Bank of Abu Dhabi | AE | 2.11% |
| Aldar Properties | AE | 2.00% |
| Gulf Bank | KW | 1.87% |

Source: MSCI
As of March 31, 2008

### Index Holdings by Country


United Arab Emirates, 29.69%
Qatar, 12.77%
Oman, 3.43%
Bahrain, 1.39%
Kuwait, 52.71%
Kuwait
United Arab Emirates
Qatar
Oman
Bahrain

Source: MSCI
As of March 31, 2008

[1] The investor fee is equal to the Yearly Fee times the principal amount of your securities times the index factor, calculated on a daily basis in the following manner. The investor fee on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption, the investor fee will increase by an amount equal to the Yearly Fee times the principal amount of your securities times the index factor on that day (or, if such day is not a trading day, the index factor on the immediately preceding trading day) divided by 365. The index factor on any given day will be equal to the closing value of the Index on that day divided by the initial index level. The initial index level is the value of the Index on the inception date.

[2] Worldbank.org

GULFX

## MSCI GCC Index† Sector Breakdown

| | |
|---|---|
| Financials | 63.00% |
| Telecommunication Services | 13.56% |
| Industrials | 13.09% |
| Materials | 6.72% |
| Energy | 2.9% |
| Utilities | 0.38% |
| Consumer Staples | 0.34% |
| TOTAL | 100.00% |

Source: MSCI
As of March 31, 2008

## Comparison with Global Indices



140%
130%
120%
110%
100%
90%
80%
70%
60%
1/24/2006
7/24/2006
1/24/2007
7/24/2007
1/24/2008
S&P 500® TR Index
JPMorgan Government Bond Index
Goldman Sachs Commodity TR Index
MSCI GCC Index

Source: Barclays Capital

## MSCI GCC Index† Statistics

| | 1 Year Return | 3-Year Return % Annualized | 5-Year Return % Annualized | Standard Deviation % Annualized* | Index Correlations MSCI GCC Index* |
|---|---|---|---|---|---|
| MSCI GCC Index† | 38.34% | N/A | N/A | 20.44% | 1.00 |
| S&P 500® Total Return Index | -5.08% | 5.85% | 11.32% | 9.07% | 0.19 |
| Goldman Sachs Commodity TR Index | 38.62% | 8.42% | 16.05% | 20.28% | -0.04 |
| JPMorgan Government Bond Indices | 7.72% | 5.31% | 4.49% | 2.67% | 0.31 |

Source: Barclays Capital, Bloomberg
As of 03/31/08
* Based on monthly returns since inception of MSCI GCC ex-SA Net Total Return Index (1/24/06)
† MSCI Gulf Cooperation Council (GCC) Countries Ex-Saudi Arabia Net Total Return Index℠

**An investment in Barclays Middle East Equities (MSCI GCC) Non Exchange Traded Notes involves risks, including possible loss of principal. For a description of the main risks see "Risk Factors" in the applicable prospectus.**

**Barclays Bank PLC has filed a registration statement (including a prospectus and a prospectus supplement) with the U.S. Securities and Exchange Commission ("SEC") for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, dated August 31, 2007, the prospectus supplement dated September 4, 2007 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, index supplement, free writing prospectus, if any, and final pricing supplement (when completed) and this free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 1101). A copy of the prospectus may be obtained from Barclays Capital, 200 Cedar Knolls Road, Building E, 4th Floor—Attn: US Syndicate Operations, Whippany, NJ 07981.**

**Barclays Middle East Equities (MSCI GCC) Non Exchange Traded Notes (the "Securities") are unsecured obligations of Barclays Bank PLC and are not secured debt. The Securities are riskier than ordinary debt securities and have no principal protection.** Risks of investing in the Securities include limited portfolio diversification, trade price fluctuations, uncertain principal repayment, and illiquidity. Investing in the Securities is not equivalent to direct investment in index or index components. The investor fee will reduce the amount of your return at maturity or on redemption, and as a result you may receive less than the principal amount of your investment at maturity or upon redemption of your Securities even if the value of the relevant index has increased. An investment in Barclays Middle East Equities (MSCI GCC) Non Exchange Traded Notes may not be suitable for all investors.

There are restrictions on the minimum number of Securities you may redeem directly with the issuer as specified in the applicable prospectus. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of Securities. **Sales in the secondary market may result in significant losses.**

Barclays does not guarantee the accuracy or completeness of information which is contained in this document and which is stated to have been obtained from or is based upon trade and statistical services or other third party sources. Any data on past performance, modelling or back-testing contained herein is no indication as to future performance. No representation is made as to the reasonableness of the assumptions made within or the accuracy or completeness of any modelling or back-testing. All opinions and estimates are given as of the date hereof and are subject to change. The value of any investment may fluctuate as a result of market changes. The information in this document is not intended to predict actual results and no assurances are given with respect thereto.

An investment in Barclays Middle East Equities (MSCI GCC) Non Exchange Traded Notes linked to the performance of the MSCI Gulf Cooperation Council (GCC) Countries ex-Saudi Arabia Net Total Return Index℠ is subject to risks associated with fluctuations, particularly a decline in the value of the index and risks associated with investing in a Security linked to an index based on Emerging Market Stocks. An investment in securities linked to an index of emerging market equity securities involves many risks, including, but not limited to: economic, social, political, financial and military conditions in the emerging market; the inflationary environment in the emerging markets; regulation by the national, provincial, and local governments of the emerging markets, including the imposition of taxes; less liquidity and smaller market capitalizations than exist in the case of many large U.S. companies; different accounting and disclosure standards; and political uncertainties. The securities of emerging market companies may be more volatile than U.S. companies and may be affected by market developments in different ways than U.S. companies.

Because the Index is denominated in U.S. dollars but the Index Components are quoted in the currencies of the GCC countries, your return on the Securities will be subject to the exchange rates between the U.S. dollar and each of the GCC currencies.

The MSCI indexes are the exclusive property of Morgan Stanley Capital International Inc. ("MSCI"). MSCI and the MSCI index names are service mark(s) of MSCI or its affiliates and have been licensed for use for certain purposes by Barclays Bank PLC. The financial securities referred to herein are not sponsored, endorsed, or promoted by MSCI, and MSCI bears no liability with respect to any such financial securities. The Pricing Supplement contains a more detailed description of the limited relationship MSCI has with Barclays Bank PLC and any related financial securities. No purchaser, seller or holder of this product, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote this product without first contacting MSCI to determine whether MSCI's permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

Barclays Capital – the investment banking division of Barclays Bank PLC (US Securities Affiliate: Barclays Capital Inc.); Registered in England 1026167. Registered Office: 1 Churchill Place, London E14 5HP; Authorized and regulated by FSA and member of the London Stock Exchange.

© 2008, Barclays Bank PLC. All rights reserved. Copyright in these materials is owned by Barclays Bank PLC. These materials, or any part thereof, may not be reproduced, distributed or transmitted to any other person or incorporated in any way into another document without the prior written consent of Barclays.